Exhibit 99.1

BWXT Names Gerhard Burbach to Board of Directors

(LYNCHBURG, Va. - August 9, 2018) - BWX Technologies, Inc. (NYSE:BWXT) announced today that Gerhard "Gary" F. Burbach has been appointed to its board of directors.

Burbach serves on the board of directors of Fluidigm, a public company manufacturing and marketing innovative technologies for life sciences research, and is chairman of the board of directors of both Autonomic Technologies, Inc., a private medical device company developing neurostimulation based therapies, and Procyrion Inc., a private medical device company focused on the treatment of chronic heart failure. He also serves on the board of Vascular Dynamics, Inc., a private medical device company developing an innovative solution for hypertension.

From 2006 to 2014, Burbach was president, chief executive officer and director of Thoratec Corporation, a company that develops, manufactures and markets proprietary medical devices used for circulatory support. Prior to that, he held executive leadership positions at Digirad Corporation, Philips Medical Systems, ADAC Laboratories, McKinsey & Company and CitiCorp.

Burbach received a bachelor’s degree in industrial engineering from Stanford University and a master’s of business administration from Harvard Business School.

"We are extremely fortunate to add Gary to our board," said John A. Fees, chairman of BWXT. "As BWXT continues to develop its medical isotopes business, his medical industry experience and success will be highly valuable to our company and its strategic direction going forward."

About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (NYSE:BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical and management services to support the U.S. government in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components, services and fuel for the commercial nuclear power industry. With approximately 6,250 employees, BWXT has 11 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter @BWXTech and learn more at www.bwxt.com.

Media Contact:	Investor Contact:
Jud Simmons	Alan Nethery
Director, Media and Public Relations	Vice President and Chief Investor Relations Officer
434-522-6462	980-365-4300
hjsimmons@bwxt.com	investors@bwxt.com